UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2026 (April 13, 2026)

CARECLOUD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873

(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CCLD	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On April 14, 2026, CareCloud, Inc. (the “Company”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Original Report”) to disclose that, together with other items, the Company entered into a Credit Agreement with Citizens Bank, N.A., as administrative agent, issuing bank and a lender (“Citizens”), Provident Bank, as a lender, and the other parties thereto, which provides for a $40 million term loan facility and a $10 million revolving credit facility (the “Credit Facility”). The Original Report provided that (i) as a post-closing condition for the Credit Facility, Mahmud Haq, the Company’s Executive Chairman, will enter into a Securities Account Pledge Agreement in favor of Citizens, as administrative agent, pursuant to which he will pledge certain securities accounts as additional collateral support for the Credit Facility, (ii) in consideration for this pledge, Mr. Haq will receive a warrant exercisable for 4,300,000 shares of common stock of the Company at a strike price of $5.00 per share (the “Warrant”), and (iii) upon execution and delivery of the Securities Account Pledge Agreement and the Warrant, the Company will file an amendment to the Original Report on Form 8-K to include the executed Securities Account Pledge Agreement and Warrant as exhibits thereto.

On July 22, 2026, Mr. Haq and two trusts, one controlled by Mr. Haq and the other one controlled by his wife (the “Trusts”), entered into a Securities Account Pledge Agreement and a Securities Account Control Agreement with Citizens, as administrative agent, in connection with the pledge of securities accounts consisting of 4,300,000 shares of the Company’s common stock owned by Mr. Haq and the Trusts. Further, on July 22, 2026, the Company issued the Warrant to Mr. Haq. This Amendment No. 1 to the Original Report is being filed by the Company for the purpose of supplementing Item 9.01 of the Original Report to include the Securities Account Pledge Agreement, the Securities Account Control Agreement and the Warrant as exhibits.

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure set forth in Item 1.01 of the Original Report is hereby incorporated by reference.

In connection with the Credit Facility described in the Original Report, on July 22, 2026, Mr. Haq and the Trusts entered into a Securities Account Pledge Agreement (“Pledge Agreement”) in favor of Citizens, whereby Mr. Haq and the Trusts pledged certain securities accounts consisting of 4,300,000 shares of the Company’s common stock to Citizens as additional collateral support for the Credit Facility. The pledge generally remains in effect until the later of the second anniversary of the closing of the Credit Facility and the date on which the Company certifies that its consolidated leverage ratio does not exceed 1.25 to 1.00, and in all events terminates upon payment in full of the secured obligations under the Credit Facility. Following an event of default that remains uncured after the applicable 15-business-day notice period, Citizens may exercise customary secured-party remedies with respect to the pledged collateral, subject to the terms of the Pledge Agreement.

On July 22, 2026, Mr. Haq and the Trusts entered into a Securities Account Control Agreement (“Control Agreement”) with Citizens, as Administrative Agent, and Citizens Securities Inc. (“Citizens Securities”), as Securities Intermediary. Under the Securities Account Control Agreement, Citizens may deliver to Citizens Securities a notice of exclusive control over the securities accounts in which the pledged stock is held and maintained by Citizens Securities, and thereafter deliver to Citizens Securities “entitlement orders” (as defined in Section 8-102(a)(8) of the Uniform Commercial Code) directing the transfer or sale of the pledged stock in such securities accounts. Prior to the delivery of a notice of exclusive control following the occurrence and continuation of an event of default under the Credit Facility and the expiration of a 15-business-day cure period, Mr. Haq and the Trusts generally retain the right to vote the pledged shares and receive dividends and other distributions with respect thereto, subject to the certain restrictions set forth in the Control Agreement.

In consideration of Mr. Haq’s pledge, on July 22, 2026, the Company issued the Warrant to Mr. Haq. The Warrant has a term of five years and has customary anti-dilution provisions, vesting in monthly installments over a 12-month period, and a net share settlement feature.

The foregoing descriptions of the Warrant, the Pledge Agreement and the Control Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as exhibits to this Amendment No. 1 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Common Stock Purchase Warrant

10.2	Securities Account Pledge Agreement

10.3	Securities Account Control Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareCloud, Inc.

Date: July 24, 2026	By:	/s/ Norman Roth
Norman Roth
Interim Chief Financial Officer and Corporate Controller